EXHIBIT 99
OAK HILL
FINANCIAL, INC.


For Immediate Release


Thursday, October 14, 2004

Contact: David G. Ratz, Executive Vice President & COO
                  (740) 286-3283

Oak Hill Financial Reports 6% Increase in 3rd Quarter Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended September 30, 2004 of $3,307,000, or $.58 per diluted share, which was in line with analysts' consensus estimate (source: Thomson Financial as reported by nasdaq.com). The third quarter 2004 earnings represent an increase of 6.0% over the $3,121,000, or $.55 per diluted share, in net earnings from operations that the company recorded for the quarter ended September 30, 2003.

For the nine months ended September 30, 2004, Oak Hill Financial recorded net earnings from operations of $9,702,000, or $1.70 per diluted share, an increase of 8.5% over the $8,942,000, or $1.59 per diluted share, in net earnings from operations for the first nine months of 2003.

The operating earnings for the third quarter and first nine months of 2004 exclude $93,000 in after-tax expenses related to the company's acquisition of Ripley National Bank, which was completed on October 9, 2004. The 2003 earnings have been adjusted for non-recurring tax savings of $133,000 and $399,000, respectively, resulting from a one-time tax savings of $531,000 for the full year 2003. Including the merger-related expense, the company's net income was $3,214,000, or $.57 per diluted share, for the third quarter of 2004 and $9,609,000, or $1.69 per diluted share, for the first nine months of 2004. For the third quarter and first nine months of 2003, net income including the one-time tax savings was $3,254,000, or $.57 per diluted share, and $9,341,000, or $1.66 per diluted share, respectively.

Oak Hill Financial reached a milestone in the third quarter, crossing the $1 billion threshold in late August. The company's total assets at September 30, 2004 were $1.02 billion, an increase of 12.6% over the $904.0 million in total assets recorded at September 30, 2003, and 3.8% over the $980.8 million in assets on the books at June 30, 2004. Net loans at September 30, 2004 were $875.1 million, up 12.4% over the $778.5 million in net loans at September 30, 2003, and 3.5% over the $845.9 million in net loans at the end of the second quarter of 2004.

Commenting on Oak Hill Financial's  third quarter results,  President and CEO R.
E. Coffman, Jr. said, "Overall, we remain pleased with our performance. The loss of revenues from the slowdown in mortgage originations continues to be a challenge, but we have made great progress offsetting that loss with strong loan growth and a substantial increase in net interest income. The net interest margin increased on both a year-over-year and linked-quarter basis, and we posted linked-quarter increases in almost every loan category, with commercial and home equity loans again leading the way. Also, our Oak Hill Banks subsidiary made its first investment in its Community Development Corporation under the New Markets Tax Credit allocation that we were awarded in the second quarter. This investment will greatly benefit a nine-county economically distressed area in Southern Ohio and allowed us to realize a $250,000 tax benefit in the third quarter."

"Our nonperforming loans had dipped in the second quarter but moved up again in the third quarter," Coffman continued. "However, there is more to the story than just the overall ratio. Our non-accrual loans actually declined considerably during the third quarter. While loans 90 days past due showed a substantial increase, the increase was due to a single borrower who has since made payments to move his loan off nonperforming status. Also, while we are not pleased with the overall increase, the nonperforming ratios are still at the lower end of the range where we've been for the past couple of years, and we do not expect any further deterioration. Charge-offs were also higher than normal as we continued to take an aggressive stance with problem loans, although year-to-date charge-offs are still in line with our expectations."

Addressing the outlook for Oak Hill Financial, Coffman said, "We believe the next couple of years should be very good for Oak Hill Financial. We just completed the acquisition of Ripley National Bank, and we announced on October 12 the signing of a definitive merger agreement with Lawrence Financial Holdings. The Ripley transaction brought us about $50 million in assets and entry into Brown County, Ohio. Lawrence Financial will add approximately $120 million in assets and vault us from the eighth to second in market share in Lawrence County, Ohio. Both transactions help us fill out our geographic footprint and, combined, are expected to be strongly accretive, particularly in the second year and beyond. Add to that our continued loan growth and the benefits we are experiencing from the recent rate increases, and we think the outlook for our company is positive."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the third quarter was 4.08%, as compared to the 4.03% posted in the third quarter of 2003 and the 4.06% recorded for the second quarter of 2004. The margin was consistent with management's expectations and was primarily the result of higher asset yields, particularly on commercial real estate loans and investments. Management continues to believe that the margin can be maintained at a level sufficient for earnings to be within the company's estimated ranges for 2004 and 2005. The recent increases in interest rates contribute to margin stability, and any subsequent increases are expected to have a positive impact as well.

Operating Expenses - Non-interest expenses from operations were 2.64% of average assets for the third quarter of 2004, an improvement over the 2.79% for the third quarter of 2003 and 2.73% for the second quarter of 2004. Management attributes the improvement to company-wide efforts to "grow into" the company's expense base. This is evidenced by an increase in non-interest expense of only $11,000 from the second quarter to the third quarter of 2004 while assets increased over $37 million in the same period. This is further reflected in the company's efficiency ratio, which was 52.5% for the third quarter of 2004, as compared to 53.8% for the second quarter.

Non-Interest Income - Non-interest income, including gain on sale of loans, was $2,414,000 in the third quarter, a decrease of 27.4% from the third quarter of 2003. Excluding a $1.0 million year-over-year decline in gain on sale of loans resulting from the end of the refinancing boom, non-interest income from other sources increased 5.7%. Among the non-interest income categories showing significant growth both year-over-year and on a linked quarter basis were service charges on deposits and real estate loan servicing fees. Also, the third quarter saw a decline in amortization and impairment of mortgage servicing rights, which the company accounts for as a reduction in other non-interest income. Offsetting these improvements was an increase in losses on other assets sold resulting from the disposition of OREO property.

Asset Quality - At the end of the third quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 0.93% and 0.87%, respectively, an increase from the 0.76% and 0.72%, respectively, recorded at June 30, 2004. However, as mentioned in Mr. Coffman's comments above, a single $1.9 million loan that became 90 days past due during the third quarter was responsible for the uptick in the nonperforming ratios. Payments on this loan, which accounted for 0.23% and 0.21% of the nonperforming loans and nonperforming assets ratios, respectively, made subsequent to the end of the quarter brought the loan to less than 60 days past due. Further payments are anticipated during the fourth quarter that will move the loan toward current status, and the company anticipates no loss.

Other than the loan referenced above, the company's next two largest nonperforming loans at September 30 contributed 0.07% and 0.05%, respectively, to the nonperforming loan ratio. Both are commercial real estate loans. The other nonperforming loans are a mix of commercial real estate, commercial, residential real estate and consumer loans.

Management continues to aggressively pursue resolution of problem loans in its commercial and consumer portfolios. As a result, the company's net charge-offs (non-annualized) were 0.07% of total loans for the quarter, as compared to 0.06% in the second quarter. However, the annualized rate through nine months of 0.23% remains consistent with management's objective of maintaining net charge-offs in the 0.20% range for the full year.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan and lease losses (ALLL). The methodology takes into consideration not only charge-offs but also the rated quality of the company's loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing limited discretion by management to make adjustments based on near-term economic conditions. On this basis, the ALLL/total loans ratio was 1.31% at September 30, 2004, as compared to 1.32% as June 30. However, the actual dollar amount of the allowance increased from $11.3 million to $11.6 million.

Overall Strategy - Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans, and residential mortgage loans; fixed-rate residential mortgage loans and SBA loans for sale in the secondary market; and consumer loans. Management continues to believe that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiary. Non-interest income growth and diversification of non-interest revenues are also major elements in the company's strategy.

Asset/Loan Growth - The company's total assets grew at a 15.2% annual rate during the third quarter, while loans increased at an annualized 13.8%, with commercial loans and home equity lines of credit being the primary contributors to the quarter's growth. Both the asset and loan growth rates were considerably higher in the third quarter than in the first two quarters of 2004, and management is hopeful that growth can be sustained at or near these levels through the fourth quarter of 2004 and into 2005.

Expansion - In addition to the completion of the Ripley National Bank merger which added banking offices in Ripley and Georgetown, Ohio, the company's Oak Hill Banks subsidiary will open a branch office in the fourth quarter in
Chillicothe, Ohio. This will be the company's third banking office in Chillicothe and its fourth in Ross County, which is contiguous to the company's home county of Jackson.

Estimate - The company has narrowed the range of its operating earnings estimate for the full year 2004 to $2.29 to $2.32 per share. For 2005, operating earnings are currently estimated to be in the $2.60 to $2.70 per share range.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 29 full-service banking offices, four bank loan production offices, and six consumer finance offices in 16 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release




                                                                At September 30,
(In thousands)                                                 2004         2003
--------------------------------------------------------------------------------

SUMMARY OF FINANCIAL CONDITION

Total assets                                             $1,017,917   $  904,006
Interest-bearing deposits and federal funds sold              1,317        1,100
Investment securities                                        82,256       76,608
Loans receivable - net                                      875,135      778,484
Deposits                                                    790,656      684,865
Federal Home Loan Bank advances and other borrowings        138,797      139,969
Stockholders' equity                                         84,889       76,503



The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.


                                                  At or For the              At or For the
                                                three months ended         nine months ended
                                                   September 30,             September 30,
(In thousands, except share data)               2004         2003         2004         2003
-------------------------------------------------------------------------------------------
RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S.GAAP)                      $   3,214   $   3,254    $   9,609   $   9,341
Non-recurring items, net of tax:
      Merger-related expenses                       93          --           93          --
      Reduction in tax expense                      --        (133)          --        (399)
-------------------------------------------------------------------------------------------
Net earnings from operations                 $   3,307   $   3,121    $   9,702   $   8,942
===========================================================================================

Diluted earnings per share (U.S. GAAP)       $    0.57   $    0.57    $    1.69   $    1.66

Non-recurring items, net of tax:
     Merger-related expenses                      0.01          --         0.01          --
     Reduction in tax expense                       --       (0.02)          --       (0.07)
-------------------------------------------------------------------------------------------
Diluted earnings per share from operations   $    0.58   $    0.55    $    1.70   $    1.59
===========================================================================================

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release


                                                                      At or For the                  At or For the
                                                                    three months ended             nine months ended
                                                                        September 30,                 September 30,
(In thousands, except share data)                                   2004            2003          2004          2003
-------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest expense (U.S. GAAP)                                  $  6,745        $  5,946       $ 19,669        $ 17,908

Non-recurring items:
     Merger-related expenses                                          (143)             --           (143)             --
     Reduction in tax expense                                           --             202             --             607
-------------------------------------------------------------------------------------------------------------------------
Non-interest expense from operations                              $  6,602        $  6,148       $ 19,526        $ 18,515
=========================================================================================================================


SUMMARY OF OPERATIONS (1)(2)

Interest income                                                   $ 14,933        $ 13,450       $ 43,495        $ 40,966
Interest expense                                                     5,230           5,003         15,106          15,464
-------------------------------------------------------------------------------------------------------------------------
     Net interest income                                             9,703           8,447         28,389          25,502
Provision for losses on loans                                        1,002             966          2,285           2,506
-------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for losses on loans         8,701           7,481         26,104          22,996
Gain on sale of loans                                                  454           1,473          1,354           3,691
Insurance commissions                                                  712             743          2,224           2,136
Other non-interest income                                            1,248           1,111          3,952           2,956
General, administrative and other expense                            6,602           6,148         19,526          18,515
-------------------------------------------------------------------------------------------------------------------------
     Earnings before federal income taxes                            4,513           4,660         14,108          13,264
Federal income taxes                                                 1,206           1,539          4,406           4,322
-------------------------------------------------------------------------------------------------------------------------
Net earnings from operations                                      $  3,307        $  3,121       $  9,702        $  8,942
=========================================================================================================================


SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(5)

Diluted earnings per share (4)                                    $   0.58        $   0.55       $   1.70        $   1.59
-------------------------------------------------------------------------------------------------------------------------

Return on average assets                                             1.32%           1.42%          1.33%           1.40%
Return on average equity                                            15.80%          16.47%         15.85%          16.58%
Non-interest expense to average assets                               2.64%           2.79%          2.68%           2.90%
Efficiency ratio                                                    52.47%          52.13%         53.69%          53.80%

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release


                                                                       At or For the               At or For the
                                                                    three months ended           nine months ended
                                                                       September 30,               September 30,
(In thousands, except share data)                                   2004          2003          2004        2003
-------------------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (3)                                     $     0.58    $     0.59    $    1.73    $    1.71
===================================================================================================================
Diluted earnings per share (4)                                   $     0.57    $     0.57    $    1.69    $    1.66
===================================================================================================================
Dividends per share (3)                                          $     0.15    $     0.13    $    0.45    $    0.39
===================================================================================================================
Book value per share                                             $    15.31    $    13.83
===================================================================================================================


OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (5)

Return on average assets                                               1.29%         1.48%        1.32%        1.47%
Return on average equity                                              15.35%        17.18%       15.69%       17.32%
Non-interest expense to averageassets                                  2.70%         2.70%        2.70%        2.81%
Net interest margin (fully-taxable equivalent)                         4.08%         4.03%        4.09%        4.20%
Total allowance for losses on loans to non-performing loans          141.47%       127.88%
Total allowance for losses on loans to total loans                     1.31%         1.31%
Non-performing loans to total loans                                    0.93%         1.02%
Non-performing assets to total assets                                  0.87%         0.95%
Net charge-offs to average loans (actual for the period)               0.07%         0.06%        0.17%        0.17%
Net charge-offs to average loans (annualized)                          0.29%         0.24%        0.23%        0.23%
Equity to assets at period end                                         8.34%         8.46%
Efficiency ratio                                                      53.60%        50.42%       54.09%       52.03%
--------------------------------------------------------------------------------------------------------------------

(1) Includes $202,500 and $607,500, pre-tax reduction in tax expense for the three and nine months ended September 30, 2003, respectively, resulting from a one-time pre-tax savings of $810,000 for 2003.
(2) Does not include $142,500, pre-tax, merger-related charges for the three and nine months ended September 30, 2004.
(3)  Based on 5,543,405,  5,517,166,  5,550,921  and 5,467,958  weighted-average shares outstanding for the three and nine months ended September 30, 2004 and 2003, respectively.
(4)  Based on 5,679,855,  5,683,867,  5,694,877  and 5,613,075  weighted-average shares outstanding for the three and nine months ended September 30, 2004 and 2003, respectively.
(5)  Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release


                                                              At September 30,
(In thousands, except sharedata)                            2004           2003
----------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                   21,725         23,187
Trading account securities                                      --             --
Securities available for sale                               78,611         72,945
Securities held to maturity                                  3,645          3,663
Other securities                                             6,183          5,938
Total securities                                            88,439         82,546
Total cash and securities                                  110,164        105,733
Loans and leases held for investment (1)                   883,346        784,324
Loans and leases held for sale (1)                             268          1,738
Total loans and leases (1)                                 883,614        786,062
Allowance for losses on loans                               11,633         10,335
Goodwill                                                       413            413
Other intangible assets                                         --             --
Total intangible assets                                        413            413
Mortgage servicing rights                                    3,154          2,757
Purchased credit card relationships                             --             --
Other real estate owned                                        666            475
Bank owned life insurance                                   10,000
Other assets                                                21,539         18,901
Total assets                                             1,017,917        904,006


BALANCE SHEET - LIABILITIES

Deposits                                                   790,656        684,865
Borrowings                                                 128,797        134,969
Other liabilities                                            3,567          2,661
Total liabilities                                          923,020        822,495
Redeemable preferred stock                                      --             --
Trust preferred securities                                  10,000          5,000
Minority interests                                               8              8
Other mezzanine level items                                     --             --
Total mezzanine level items                                 10,008          5,008
Total liabilities and mezzanine level items                933,028        827,503


BALANCE SHEET - EQUITY

Preferred equity                                                --             --
Common equity                                               84,889         76,503
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                            901            698
End of period shares outstanding (2)                     5,544,514      5,531,678
Options outstanding                                        464,733        550,030
Treasury shares held by the Company                        109,069         62,550
----------------------------------------------------------------------------------

(1)  Data is net of unearned interest, gross of allowance for losses on loans
(2)  Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release


                                                         At or For the             At or For the
                                                      three months ended         nine months ended
                                                         September 30,             September 30,
(In thousands, except share data)                     2004          2003        2004         2003
---------------------------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                No           No          Yes           No
Number of shares to be repurchased in plan               N/A          N/A      300,000          N/A
Number of shares repurchased during the period            --          N/A      134,936          N/A
Average price of repurchased shares                       --          N/A      $ 32.38          N/A

INCOME STATEMENT

Interest income                                       14,933       13,450       43,495       40,966
Interest expense                                       5,230        5,003       15,106       15,464
Net interest income                                    9,703        8,447       28,389       25,502
Net interest income (fully-taxable equivalent)         9,900        8,575       28,839       25,904
Provision for losses on loans                          1,002          966        2,285        2,506
Non-recurring income                                      --           --           --           --
Non-recurring expense
     Merger-related expenses                             143           --          143           --
Trading account income
Foreign exchange income                                   --           --           --           --
Trust income                                              --           --           --           --
Insurance commissions                                    712          743        2,224        2,136
Service charges on deposits                              927          870        2,637        2,179
Gain on sale of loans                                    454        1,473        1,354        3,691
Gain on investment securities transactions                74          110          276          257
Other non-interest income                                247          131        1,039          520
Total non-interest income                              2,414        3,327        7,530        8,783
Employee compensation and benefits                     3,665        3,598       10,743       10,772
Occupancy and equipment expense                          826          702        2,446        2,161
Foreclosed property expense
Amortization of intangibles
Other general, administrative and other expense        2,111        1,646        6,337        4,975
Total non-interest expenses                            6,602        5,946       19,526       17,908
Net income before taxes                                4,370        4,862       13,965       13,871
Federal income taxes                                   1,156        1,608        4,356        4,530
Net income before extraordinary items                  3,214        3,254        9,609        9,341
Extraordinary items
Net income                                             3,214        3,254        9,609        9,341


CHARGE-OFFS

Loan charge-offs                                         783          575        1,957        1,643
Recoveries on loans                                      138          121          468          383
Net loan charge-offs                                     645          454        1,489        1,260


AVERAGE BALANCE SHEET

Average loans and leases                             872,202      762,666      851,543      738,410
Average other earning assets                          92,507       83,632       91,275       87,562

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release

                                                                  At or For the              At or For the
                                                                three months ended         nine months ended
                                                                  September 30,              September 30,
(In thousands, except share data)                               2004        2003           2004          2003
--------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets                                    964,709    846,298        942,818      825,972
Average total assets                                            994,237    872,729        971,656      852,344
Average non-interest bearing deposits                            70,780     63,607         69,406       61,639
Average total time deposits                                     508,413    422,351        496,657      418,219
Average other interest-bearing deposits                         206,731    192,719        201,374      187,423
Average total interest-bearing deposits                         715,144    615,070        698,031      605,642
Average borrowings                                              124,430    115,758        120,701      109,922
Average interest-bearing liabilities                            839,574    730,828        818,732      715,564
Average preferred equity                                             --         --             --           --
Average common equity                                            83,275     75,165         81,783       72,092

ASSET QUALITY AND OTHER DATA

Non-accrual loans                                                                           5,104        7,737
Renegotiated loans                                                                             --           --
Loans 90+ days past due and still accruing                                                  3,119          345
Total non-performing loans                                                                  8,223        8,082
Other real estate owned                                                                       666          475
Total non-performing assets                                                                 8,889        8,557

ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others                                           252,859      253,251
Proprietary mutual fund balances                                                               --           --
Fair value of securities held to maturity                                                   3,919        3,517
Full-time equivalent employees                                                                359          333
Total number of full-service banking offices                                                   27           25
Total number of bank and thrift subsidiaries                                                    1            1
Total number of ATMs                                                                           31           28

LOANS RECEIVABLE

1 - 4 family residential                                                                  179,504      171,516
Home Equity                                                                                41,002       32,030
Multi-family residential                                                                   24,007       24,354
Commercial real estate                                                                    327,759      292,542
Construction and land development                                                          59,222       52,245
Commercial and other                                                                      173,900      139,221
Consumer                                                                                   77,870       74,288
Credit cards                                                                                1,687        1,444
--------------------------------------------------------------------------------------------------------------
      Loans receivable - gross                                                            884,951      787,640
Unearned interest                                                                          (1,337)      (1,578)
--------------------------------------------------------------------------------------------------------------
      Loans receivable - net of unearned interest                                         883,614      786,062
Allowance for losses on loans                                                             (11,633)     (10,335)
--------------------------------------------------------------------------------------------------------------
      Loans receivable - net (1)                                                          871,981      775,727
==============================================================================================================

(1)  Does not include mortgage servicing rights. Oak Hill Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 14, 2004 Press Release


                                                                           At or For the              At or For the
                                                                         three months ended         nine months ended
                                                                            September 30,             September 30,
(In thousands, except share data)                                           2004       2003         2004       2003
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
     Non-interest bearing                                                                          68,974       70,588
     Interest-bearing                                                                              74,503       62,135
Savings accounts                                                                                   49,668       49,390
Money market deposit accounts                                                                      81,602       81,001
Other core interest-bearing                                                                       343,150      309,339
----------------------------------------------------------------------------------------------------------------------
          Total core deposit accounts                                                             617,897      572,453
Non-core interest-bearing                                                                         172,759      112,412
----------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                              790,656      684,865
======================================================================================================================


Yield/average earning assets (fully-taxable equivalent)                      6.24%      6.38%        6.23%       6.70%
Cost/average earning assets                                                  2.16%      2.35%        2.14%       2.50%
----------------------------------------------------------------------------------------------------------------------
      Net interest income (fully-taxable equivalent)                         4.08%      4.03%        4.09%       4.20%
======================================================================================================================


NEW MARKETS TAX CREDIT

Qualified equity investment in Oak Hill Banks Community Development Corp.                           5,000          --
======================================================================================================================



Tax benefit:
                                     Credit                        Tax Expense
      Year                         Percentage                       Reduction
--------------------------------------------------------------------------------

      2004                             5%                              250
      2005                             5%                              250
      2006                             5%                              250
      2007                             6%                              300
      2008                             6%                              300
      2009                             6%                              300
      2010                             6%                              300
-------------------------------------------------------------------------------

Totals                                39%                            1,950
================================================================================